NOTE EXTENSION AGREEMENT

            This Note Extension Agreement (the "Agreement") is made effective as of March 23, 2001 (the "Effective Date") by and between SGI International, a Utah Corporation ("SGI" or the "Company") and Jeffrey L. Smith (hereinafter "Smith").

RECITALS

A. SGI has issued a promissory note to Smith on April 23, 1999 (the "Note") and the due date has passed, although the parties orally agreed to extend the due date; and,

B. Company and Smith desire to extend the due date on such Note on all of the same terms, except that payment of all principal and interest may be paid in cash or in restricted stock of SGI as may be mutually agreed to by the parties and will now be due and payable on a date five (5) days after Company's receipt of written notice of demand by Smith.

AGREEMENT

            NOW THEREFORE, in consideration of the covenants and conditions of this Agreement the parties do hereby agree as follows:

1. Extension. SGI and Smith hereby agree that as of the Effective Date in consideration of the premises contained herein and for other good and valuable consideration the Note is hereby amended with the due date on such Note being hereby extended to be a date five (5) days after Company receives written notice of demand for payment by Smith with all other terms including interest at the rate set forth in the Note continuing to accrue through the due date. The parties hereto further agree that all principal and interest on the Note may upon mutual agreement be paid when due in either cash or in restricted stock of SGI.

2. Term and Amendment. This Agreement shall amend only the due date and means of payment of the Note and all other terms and conditions, except as specifically described herein, contained in the Note shall continue in full force and effect.

            IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized signatories as of the day and year first written above.

SGI International, Inc.	Jeffrey L. Smith

By:__Michael L. Rose_______	By:__Jeffrey L. Smith__________
Jeffrey L. Smith